Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Amendment No. 1 to Form S-3 No. 333-184341) and related Prospectus of MRC Global for the registration of common stock and to the incorporation by reference therein of our report dated March 5, 2012 (except for Note 18, the date as to which is October 9, 2012), with respect to the consolidated financial statements of MRC Global Inc. included in its Annual Report (Form 10-K/A) for the year ended December 31, 2011, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Charleston, West Virginia

October 19, 2012